Exhibit 99.1

Physician’s Formula President, Jeff Rogers, to Join Company’s Board of Directors

AZUSA, CA (January 2, 2008) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced that it has appointed Jeff Rogers, the Company’s President, to join the Company’s Board of Directors effective January 2, 2008.  Mr. Rogers will be replacing Craig Frances, M.D. who is resigning as a director, effective January 1, 2008, to devote more time to his other business activities. The Company also announced that current Board member Jeff Berry will assume Mr. Frances’ role as Chair of the Compensation Committee.  In addition, current Board member Sonya Brown will join the Compensation Committee and will also assume the role of Chair of the Nominating and Corporate Governance Committee.

Jeff Rogers has served as Physicians Formula's President since August 2006 and as Physicians Formula's Senior Vice President—Sales from January 1998 to August 2006.  Mr. Rogers is responsible for all aspects of sales, new business development and category management.  In addition, Mr. Rogers maintains the relationships with the Company's key retailer customers.  Mr. Rogers joined Physicians Formula in April 1991 as a Sales Director and was promoted to Vice President of Sales in June 1991.  Mr. Rogers has more than 20 years of experience in the cosmetics industry.  Prior to joining the Company, Mr. Rogers worked at Revlon, Inc., a manufacturer and marketer of cosmetics, skincare, fragrances and personal care products, and Del Laboratories, Inc., a manufacturer and marketer of cosmetics and over-the-counter pharmaceuticals.

"Over the course of his sixteen year career at Physicians Formula, Jeff’s strong industry experience and focus on retail partner relationships has helped us expand our presence and achieve a leading position within the masstige market.  Jeff has a deep knowledge and understanding of our Company and our overall industry and we are pleased he will be joining our Board of Directors,” said Ingrid Jackel, Chief Executive Officer.

Ingrid Jackel concluded, “We appreciate Craig Frances’ contribution to Physicians Formula and thank him for his valued input and contribution over the past four years.”

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market.  Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium priced products for the mass market channel.  Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends.  Currently, Physicians Formula products are sold in over 26,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

(FACE/F)
Contacts:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100